Exhibit 10.1

Transition Agreement

This Transition Agreement (“Agreement”) is made and entered into between Asbury Automotive Group, Inc. (the “Company”) and Elizabeth Chandler (“Executive”). The Company and Executive are referred to collectively as the “Parties.” This Agreement shall be effective as of August 26, 2011 (the “Effective Date”).

WHEREAS, Executive is employed by the Company as its Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, and is a party to that certain Severance Pay Agreement (the “Severance Agreement”) dated June 26, 2009 with the Company; and

WHEREAS, Executive and the Company wish to establish a transition plan pursuant to this Agreement in anticipation of the Executive's resigning from the Company on or prior to February 28, 2012 in accordance with this Agreement;

THEREFORE, in consideration for the mutual covenants set forth below, the Parties hereto agree as follows:

1.Employment and Payments
a.Employment. The Company will employ Executive through the earlier of February 28, 2012 or Executive's resignation through written notice to the CEO (the “Termination Date”). Until the Termination Date, Executive's employment will be on the following terms:

(1)	Executive will receive her current salary, at an annual rate of $330,000, a car allowance of $800 per month and all current benefits through the Termination Date;

(2)
If Executive has not resigned prior to February 28, 2012, she will receive a bonus for 2011 pursuant to the current bonus program with a target amount of $132,000 payable on the first regular pay date in March, 2012, but in no event later than March 15, 2012. Executive will not be eligible for bonus compensation for the calendar year 2012; and

(3)
Executive shall have 25 vacation days available for use during the period between the Effective Date of this Agreement and the Termination Date (the “Transition Period”). Unused vacation will not be paid upon termination of employment. No further vacation shall accrue.

b.Further Benefits and Vesting of Equity. Provided that Executive remains employed through February 16, 2012, and executes and delivers the “Release” attached hereto as Exhibit A no earlier than February 1, 2012 and no later than February 8, 2012, and does not revoke the Release as permitted in Section 1.c.(6) and (7) of the Release, then:

(1)
On February 16, 2012, Executive will vest in 21,735 additional shares (Performance Shares and Restricted Stock) granted to Executive under the Amended and Restated 2002 Equity Incentive Plan of Asbury Automotive Group, Inc. as restated effective

February 17, 2010, as reflected on Schedule A and pursuant to the applicable award agreements for such awards. Executive will also vest in 2,900 additional Performance Shares, provided that the required performance targets are achieved, granted to Executive under the Amended and Restated 2002 Equity Incentive Plan of Asbury Automotive Group, Inc. as restated effective February 17, 2010, as reflected on Schedule A and pursuant to the applicable award agreements for such awards; and

(2)	Executive shall be provided a transition assistance bonus of $50,000 on the Termination Date.

c.COBRA Benefit. For twelve (12) months following the Termination Date, Executive shall be entitled to continue to participate at the same level of coverage and Executive contribution in any health and dental insurance plans, as may be amended from time to time, in which Executive was participating immediately prior to the Termination Date. Such participation will terminate thirty (30) days after Executive has obtained other employment under which Executive is covered by equal benefits. Executive agrees to notify Asbury promptly upon obtaining such other employment. At the end of twelve (12) months, Executive, at her option, may elect to obtain COBRA coverage in accordance with the terms and conditions of applicable law and the Company's standard policy.

d.Accrued Obligations. On the Termination Date, the Company will pay to Executive all wages earned by Executive between the end of the last payroll period and through the Termination Date (including the payment referenced in Section 1(b)(2) if the conditions to that payment set forth in Section 1(b)(2) are satisifed). The payments shall be subject to applicable taxes and withholding.

2.Transition Duties/Resignation of Employment. During the Transition Period, (i) Executive shall assist in recruiting and evaluating successor candidates for the General Counsel position and begin to transition her duties to her co-workers and subordinates and (ii) upon the election of a successor General Counsel, Executive will, (a) transition her duties as General Counsel as directed by the Chief Executive Officer of the Company (the “CEO”), (b) resign from any and all positions as an officer of the Company and any of its subsidiaries, but shall remain employed until the Termination Date, unless earlier terminated for Cause (as defined in that certain Severance Pay Agreement dated as of June 26, 2009 between the Parties), and (c) perform such duties as assigned by the CEO. Executive acknowledges that she is giving up any right or claim to future employment, compensation or benefits from the Employer, except as provided in this Agreement.

3.Entire Agreement; Amendment. This Agreement is the entire agreement between the Parties with regard to the subject matter hereof and shall supersede and replace the Severance Agreement in its entirety, and Executive shall not be entitled to any benefits under the Severance Agreement. This Agreement may only be amended by a writing signed by both Executive and a duly authorized officer of the Company. The Company represents and warrants that the terms set forth herein have been duly authorized by the Company, including by action of the Compensation and Human Resources Committee of the Board of Directors. Notwithstanding the foregoing, Executive's obligations under any confidentiality, intellectual property and/ or assignment of inventions agreement shall survive the Termination Date and shall not be amended, limited or superseded by this Agreement.

4.Governing Law. This Agreement and any claims arising out of or relating to this Agreement shall be governed by the laws of the State of Georgia without regard to its conflict of laws rules.

ASBURY AUTOMOTIVE GROUP, INC.	EXECUTIVE

By: /s/ Craig T. Monaghan	By: /s/ Elizabeth Chandler
Its: President & Chief Executive Officer	Elizabeth Chandler

Dated: August 24, 2011	Dated: August 24, 2011

SCHEDULE A
Beth Chandler Unvested Awards

Vested Date	Shares
Restricted Stock
2/16/2012	8,785
2/15/2012	2,900

Performance Shares
2/16/2012	10,050
2/15/2012	2,900

EXHIBIT A
Release
This Release (“Release”) is the release referred to in certain Transition Agreement (“Agreement”) made and entered into between Asbury Automotive Group, Inc. (the “Company”) and Elizabeth Chandler (“Executive”). The Company and Executive are referred to collectively as the “Parties.” This Release shall be effective as of the Effective Date as defined in Section 1.c.(7) hereof.

5.	General Release.
a.In exchange for the consideration set forth in the Agreement, the receipt and adequacy of which is acknowledged, Executive, on behalf of herself, her heirs, estate, trust(s), successors and assigns, hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its parent, subsidiary or affiliate entities (the “Affiliates”), and each of the Company and its Affiliates' respective partners, members, managers, associates, affiliates, subsidiaries, successors, heirs, assigns, agents, directors, officers, employees, shareholders, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all Claims, as defined in Section 1(b).
b.Claims Released. The “Claims” released herein include any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys' fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, that Executive now has or may hereafter have against the Releasees, or any of them, from the beginning of time to the date hereof, in any way arising out of, based upon, or related to Executive's employment by or service as a consultant, officer or director to any of the Releasees, or any of them, or the termination thereof; any claim for wages, salary, commissions, bonuses, fees, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other benefits; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Company's rights to terminate the employment of Executive; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Claims arising under: Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002, or any other federal, state or local law of similar effect. The Claims released shall not include any claims under current Indemnification Agreement, rights under the Agreement, rights to any vested performance shares or restricted stock, or rights to any vested retirement or welfare benefits.

c.	Review and Revocation.
Executive agrees and acknowledges that this Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this general release:
(1)This Release is written in a manner calculated to be

understood by Executive, and Executive understands it.
(2)The waiver and release of claims under the ADEA contained in this Release do not cover rights or claims that may arise after the date on which Executive signs this Release.
(3)This Release provides for consideration in addition to anything of value to which Executive is already entitled.
(4)Executive was advised to consult an attorney before signing this Release.
(5)Executive has been granted twenty-one (21) days after receiving this Release to decide whether or not to sign this Release. If Executive signs this Release prior to the expiration of the twenty-one (21) day period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and Executive hereby waives the remainder of the twenty-one (21) day period.
(6)Executive has the right to revoke this Release within seven (7) days of signing this Release. In the event this Release is revoked, Executive will not be entitled to the payments and benefits provided for in Section 1.b. of the Agreement.
(7)If Executive wishes to revoke this Release, Executive must deliver written notice stating Executive's intent to revoke this Release to the Company's Vice President and Chief Human Resources Officer, Joseph G. Parham, on or before 5:00 p.m. on the seventh (7th) day after the date on which Executive signed this Release. This Release shall be effective as of the eighth (8th) day after Executive signs the Release, provided it has not been revoked (the “Effective Date”).
6.No Assignments of Claims. Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim that Executive may have against Releasees, or any of them, and Executive agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys' fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Executive under this indemnity.
7.No Actions. Executive acknowledges that Executive has not suffered any work-related injury for which she may be eligible for workers' compensation benefits. Executive further acknowledges that she has received all wages due and owing under the Fair Labor Standards Act and the regulations thereunder. Executive agrees that if Executive hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Executive will pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys' fees incurred by Releasees in defending or otherwise responding to said suit or Claim. The foregoing shall not apply to: (1) Executive's right to file a charge with the United States Equal Employment Opportunity Commission; however, Executive waives any right to any damages or individual relief resulting from any charge; or (2) any suit or Claim to the extent it challenges the effectiveness of this release with respect to a claim under the Age Discrimination in Employment Act.
8.No Admission. Executive understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to Executive.
9.No Reliance. Executive acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by Executive with respect to the matters released in this Release, and Executive agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.
10.Severability. The Parties agree that if any term, provision, covenant or condition of this Release is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and in no way shall be affected, impaired or invalidated.
11.Entire Agreement; Amendment. This Release, together with the Agreement, represents the entire agreement and understanding among the Parties concerning Executive's employment and resignation from the Company and, except for the Indemnification Agreement between the Parties, supersedes and replaces any and all prior agreements and understandings concerning Executive's relationship with the Company and her compensation from the Company. This Release may only be amended by a writing signed by both Executive and a duly authorized officer of the Company. Notwithstanding the foregoing, Executive's obligations under any confidentiality, intellectual property and/ or assignment of inventions agreement shall survive the Termination Date and shall not be amended, limited or superseded by this Release.
12.Governing Law. This Release and any claims arising out of or relating to this Agreement shall be governed by the laws of the State of Georgia without regard to its conflict of laws rules.
13.Acknowledgement of Review and Understanding. EXECUTIVE ACKNOWLEDGES THAT SHE HAS READ THIS RELEASE CAREFULLY AND UNDERSTANDS ALL OF ITS TERMS. EXECUTIVE FURTHER ACKNOWLEDGES THAT SHE HAS CONSULTED WITH COUNSEL CONCERNING THIS AGREEMENT OR CHOSEN NOT TO DO SO OF HER OWN FREE WILL.

EXECUTIVE
By:__________________________
Elizabeth Chandler
Dated: ______________, 2012